Exhibit 4

                            Stock Purchase Agreement
                           Circuit Research Labs, Inc.
                         Dialog4 System Engineering GmbH


          This Stock Purchase Agreement (the "Agreement") is dated as of this first day of November, 2001, and is by and among Charles Jayson Brentlinger ("Buyer"), and Dialog4 System Engineering GmbH, a German corporation ("Dialog4"), Berthold Burkhardtsmaier ("Berthold"), Cornelia Burkhardtsmaier ("Connie"), and Friedrich Maier ("Friedrich") (Dialog4, Berthold, Connie and Friedrich are sometimes collectively referred to as "Sellers").

                                    RECITALS:

          A.   Sellers have entered into or will enter into an agreement
(the "CRL Agreement") with Circuit Research Labs, Inc., an Arizona corporation, and CRL Systems, Inc., a Nevada corporation (collectively, "CRL") by which Dialog4 will sell certain assets to CRL. Berthold, Connie and Friedrich are stockholders of Dialog4 and are parties to the CRL Agreement.

          B. As part of the consideration for the assets to be sold to CRL, Sellers will receive that number of shares of common stock of Circuit Research Labs, Inc. (the "Purchase Price Stock") which will have a value of $1,250,000 being calculated based on the average closing price of common stock of CRL on the NASDAQ bulletin board for the thirty trading days immediately prior to the closing date of the CRL Agreement. The exact number of shares constituting the Purchase Price Stock has not yet been determined.

          C. In the event of default by CRL of certain of its obligations under the CRL Agreement, Sellers shall be required to return all of the Purchase Price Stock to CRL except, under certain circumstances set forth in the CRL Agreement, that amount of the Purchase Price Stock which shall have a market value of $500,000 on the date of the return (the "Retained Stock"). The CRL Agreement sets forth the circumstances which may result in Sellers holding only the Retained Stock instead of the entire amount of the Purchase Price Stock.

          D. Sellers wish to be able to sell the Purchase Price Stock or the Retained Stock, as the case may be, within the times and pursuant to the terms of this Agreement and Buyer is willing to purchase the stock at such times and on such terms.


                                   AGREEMENTS:

          In consideration of the recitals and mutual agreements contained herein, the parties agree:

          1. The parties adopt and agree to the recitals set forth in this Agreement.

          2. The parties agree that the date on which Sellers first own the Purchase Price Stock shall be referred to hereafter as the "Purchase Date."

          3. At the request of Sellers, Buyer agrees to purchase the Purchase Price Stock or the Retained Stock, as the case may be, or any portion thereof offered by Sellers,

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collectively from the Sellers at any time beginning twelve months after the
Purchase Date and ending eighteen months after the Purchase Date. Sellers may only request that Buyer purchase stock once during the six month period.

          4. At the request of Buyer, Sellers agree to sell to Buyer the Purchase Price Stock or the Retained Stock, as the case may be, or any portion thereof requested by Buyer, at any time beginning twelve months after the Purchase Date and ending eighteen months after the Purchase Date. Buyer may only request that Sellers sell stock once during the six month period.

          5. The request of Sellers for Buyer to purchase stock, or the request of Buyer for Sellers to sell stock shall be in writing directed by the sending party to the receiving party at the address set forth at the end of this Agreement or such other address which may be have been furnished by the receiving party to the sending party prior to the date of the notice. The notice shall specify a "Closing Date," which shall be no sooner than 30 days from the effective date of the notice. The effective date of the notice shall be the date actually received by the receiving party if delivered by facsimile or hand delivery, the day after the date sent if sent by overnight delivery service, and five days after the date sent if sent by mail.

          6. The purchase price of the Stock purchased by Buyer pursuant to this Agreement shall be the price assigned to the Stock when it was issued to Sellers on the Purchase Date plus ten percent. The purchase price shall be paid by Buyer in cash on the Closing Date upon receipt from Sellers of the share certificates purchased plus assignments legally sufficient to cause the ownership of the shares to be transferred to Buyer.

          7. During the period from the Purchase Date to the Closing Date or until eighteen months following the Purchase Date, whichever comes first, Sellers grant to Buyer an irrevocable proxy to vote the Purchase Price Shares and the Retained Shares on any matter which may come before the stockholders of Circuit Research Labs, Inc. for vote of the shareholders, including the right to consent to matters without a meeting of shareholders, and the right to receive and waive notice of all meetings of shareholders. This proxy is coupled with an interest in the shares and is irrevocable. Sellers will execute any written proxy document consistent with the intent of this section at any time at the request of Buyer.

          8. For the purposes of this Agreement the Purchase Price Shares and the Retained Shares shall include all shares received by Sellers as a result of stock splits, stock dividends, distributions or otherwise as a result of ownership of the Purchase Price Shares and the Retained Shares. Sellers shall receive all dividends and distributions paid on account of the Purchase Price Shares and the Retained Shares until such time as they are transferred to Buyer.

          9. This Agreement is in the English language and in the event of any conflict between the English original and any German translation hereof, the English version shall govern.

          10. Each party agrees to execute, acknowledge and deliver such other and further documents, instruments and statements as may be necessary to carry out the intent and provisions of this Agreement and to comply with all applicable laws, rules and regulations.

          11. If there is any arbitration or litigation by or among the parties to enforce or interpret any provision of this Agreement or any rights arising hereunder, the unsuccessful party

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in such arbitration or litigation, as determined by the arbitrator or court, shall pay to the successful party, as determined by the arbitrator or court, all costs and expenses, including without limitation attorneys' fees and costs, incurred by the successful party, such costs and expenses to be determined by the arbitrator or court sitting without a jury.

          12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

          13. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Arizona, without the application of any law of conflicts of laws that would require or permit the application of the laws of any other jurisdiction.

          14. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. A faxed signature by either of the parties on this Agreement will be deemed an original signature, and will be fully binding upon such party.

          15. This Agreement is not intended to amend or alter the CRL Agreement in any way, and if there is conflict between provisions of the CRL Agreement and the description of such provisions in this Agreement, the terms of the CRL Agreement shall prevail.


Ludwigsburg, November 16, 2001


                              /s/ Charles Jayson Brentlinger
                              ------------------------------
                                 Charles Jayson Brentlinger
                                 2522 West Geneva Drive
                                 Tempe, Arizona 85282
                                 USA


                              DIALOG4  SYSTEM ENGINEERING GmbH

                              /s/ Berthold Burkhardtsmaier
                              ------------------------------
                                 Name:  Berthold Burkhardtsmaier
                                 Title: Managing Director


                              /s/ Berthold Burkhardtsmaier
                              ------------------------------
                                 Berthold Burkhardtsmaier


                              /s/ Cornelia Burkhardtsmaier
                              ------------------------------
                                 Cornelia Burkhardtsmaier


                              ------------------------------
                                 Friedrich Maier

Address of all Sellers:
Monreposstrasse 55
D-71634 Ludwigsburg, Germany